SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934
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Sputnik Enterprises, Inc.
(Name of Registrant as Specified In Its Charter)

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SPUTNIK ENTERPRISES, INC.
650 5th Street, Suite 303
San Francisco, CA 94107

INFORMATION STATEMENT

We are writing to advise you that we intend to undertake a 1 for 50 reverse stock split of our issued and outstanding common shares. This action was approved on September 22, 2008 by our majority shareholder Sputnik, Inc. by written consent. Therefore, no further votes will be needed. The action is not effective until appropriate documents are filed with the State of Nevada Secretary of State’s office. We anticipate an effective date for these actions of October 14, 2008, or as soon thereafter as practicable.

This Information Statement is being provided pursuant to the requirements of Rule 14c-2 promulgated under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to inform holders of common stock entitled to vote or give an authorization or consent in regard to the corporate actions that this corporate action has been approved by a written consent of a majority of stockholders.

If you have any questions regarding this information statement please contact:

David LaDuke, President
SPUTNIK ENTERPRISES, INC.
650 5th Street, Suite 303
San Francisco, CA 94107

WE ARE NOT ASKING FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

THE TRANSACTION DISCUSSED IN THIS INFORMATION STATEMENT IS BEING PROVIDED FOR INFORMATIONAL PURPOSES ONLY.

THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

We are writing to advise you that we intend to undertake a 1 for 50 reverse stock split of our issued and outstanding common shares. This action was authorized by majority shareholder Sputnik, Inc. by written consent on September 22, 2008. The action is not effective until after the 20-day period described in the bottom paragraph on this page.

The primary reason that we are executing a reverse stock split of our common stock is to further our plan to secure additional funding for the business that was formerly that of Sputnik Enterprises by selling the controlling interest in Sputnik Enterprises now owned by Sputnik, Inc., the private company that acquired our business. During the course of discussions with potential purchasers, we have been advised that there are not sufficient authorized but unissued shares of common stock of Sputnik Enterprises for them to consider continued negotiations. Currently, we have 50,000,000 shares of common stock authorized and 49,763,919 shares of common stock issued and outstanding. Following the reverse split, we will still have 50,000,000 shares of common stock authorized but will only have 995,278 shares of common stock issued and outstanding.

The proposed reverse split is not intended to take the Company private. The proposed reverse split, when effective, will not change our authorized shares of common stock or par value. Except for any changes as a result of the treatment of fractional shares, each shareholder who owns 50 or more shares should hold the same percentage of common stock outstanding immediately following the reverse stock split as the shareholder did immediately prior to the reverse stock split.

Simultaneously with the proposed action, we will issue 10,000,000 shares to Sputnik, Inc. following the reverse split for their funding and continued funding of our expenses, including keeping us current in SEC reporting requirements, until a controlling interest is sold, thereby preserving the value of our company for our shareholders. We are informing you of this simultaneous action pertaining to the issuance of additions shares of common stock solely as a courtesy.

Nevada Revised Statutes (“NRS”) 78.320 and our bylaws provide that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, if before or after the action, a written consent is signed by stockholders holding at least a majority of the voting power. NRS 78.350 provides that the record date is the first date on which a valid, written consent is delivered in accordance with NRS 78.320. Accordingly, the record date for stockholders entitled to vote on the reverse split of common stock is anticipated being at least 20 days after the mailing of this Information Statement (the “Record Date”). On September 22, 2008 we had 49,763,919 shares of common stock outstanding. The approval and ratification by the stockholders for the matters voted upon will become effective twenty calendar days from the mailing date of this information statement. We anticipate that this information statement will be mailed on or about October 14, 2008. After the twenty-day period, our executive officers will complete any necessary procedures to effect the approved corporate actions.

THE REVERSE SPLIT

We will effect a one-for-fifty (1:50) reverse split of our issued common stock. At September 22, 2008 there were 49,763,919 shares of our common stock issued and outstanding. The effect of the reverse-split is that each 50 shares of our common stock outstanding immediately prior to the Effective Date (the "Old Shares") will be automatically converted into one (1) share of our common stock (the "New Shares"), reducing the number of outstanding shares of our common stock to approximately 995,278 shares, subject to rounding. Fractional shares will be rounded up.

The effective date for the reverse split is anticipated to be on or about October 14, 2008. Our common stock will be quoted on the OTC Bulletin Board at the post-split price on the Effective Date. Prior to the Effective Date, we will announce the new trading symbol for our common stock on the OTC Bulletin Board which will reflect the post-split trading. The New Shares will be fully paid and non-assessable. The New Shares will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the Old Shares.

The reverse stock split will have the following effects upon our common stock:

1. The number of shares owned by each holder of common stock will be reduced fifty fold;

2. The number of shares of our common stock which will be issued and outstanding after the reverse stock split will be reduced from 49,763,919 shares of our common stock to approximately 995,278 shares, subject to rounding.

3. The per share loss and net book value of our common stock will be increased because there will be a lesser number of shares of our common stock outstanding;

4. The stated capital on our balance sheet attributable to the common stock will be decreased 50 times its present amount and the additional paid-in capital account will be credited with the amount by which the stated capital is decreased; and

5. The total number of shareholders will not change as a result of the reverse-split.

Reasons for and Possible Consequences of the Reverse Split

Our majority shareholder and board of directors believe that our current capital structure is inappropriate for our present and future needs. We have 50,000,000 shares of common stock authorized and 49,763,919 of common stock issued and outstanding. One of the reasons that we are executing a reverse stock split of our common stock is to further our plan to secure additional funding for the business that was formerly that of Sputnik by selling the controlling interest in Sputnik Enterprises now owned by Sputnik, Inc., the private company that acquired our business. During the course of discussions with potential purchasers, we have been advised that there are not sufficient authorized but unissued shares of common stock of Sputnik Enterprises for them to consider continued negotiations. Currently, we have 50,000,000 shares of common stock authorized and 49,763,919 shares of common stock issued and outstanding. Following the reverse split, we will still have 50,000,000 shares of common stock authorized but will only have 995,278 shares of common stock issued and outstanding.

We have survived by minimizing our operations and expenses and from receiving capital infusions from Sputnik, Inc. In order to continue to remain current in our SEC reporting requirements and preserve value for our shareholders, we have agreed issue 10,000,000 shares to Sputnik, Inc. following the reverse split for their funding and continued funding of our expenses, including keeping us current in SEC reporting requirements, until a controlling interest is sold.

An alternative to a reverse stock split is an increase in our authorized number of common shares. We chose not to increase our authorized amount of common stock because we believe, based upon our majority shareholder’s discussions with potential purchasers of its controlling interest and their representatives that this is the most desirable alternative and will further the business objective of having the company which owns our previous business secure additional funding through the sale of its controlling interest in our company.

The effect of the reverse split upon the market price for the Company's common stock cannot be predicted with certainty, and the history of similar stock split combinations for companies in like circumstances is varied. There can be no assurance that the market price per share of the Company's common stock after the reverse split will rise in proportion to the reduction in the number of shares of common stock outstanding resulting from the reverse split. The market price of the Company's common stock may also be based on its performance and other factors, some of which may be unrelated to the number of shares outstanding. If the market price of the Company's Common Stock declines after the Reverse Split, the percentage decline as an absolute number and as a percentage of the Company's overall capitalization may be greater than would occur in the absence of a Reverse Split.

In addition, it is anticipated that the Company will be issuing additional common shares to Sputnik in exchange for its promise to continue to fund our expenses, including SEC reporting requirements, which may have a negative effect on the price of the common stock. The issuance of additional common stock after the revere split will be dilutive to existing common stockholders, but the Board is cognizant that the interests of common stockholders would also be diluted in the alternative scenario if we increased the authorized common stock and then issued additional shares to achieve our goals.

Anti-Takeover Effects

The reverse stock split of common stock, after being effectuated, will have the effect of decreasing the number of authorized and issued common stock while leaving unchanged the number of authorized shares of common stock. We will continue to have 50 million shares of authorized common stock after the reverse split. However, while the total number of authorized shares will not change, after the Effective Date of the reverse stock split, the number of authorized but unissued shares of common stock effectively will be increased significantly by the reverse split because the 49,763,919 shares outstanding prior to the reverse split, approximately 99.53% of the 50 million authorized shares, will be reduced to approximately 995,278 shares, or 1.99% of the 50 million authorized shares.

In the future, if additional authorized common shares are issued, it may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of common stock. At this time, the Board of Directors plans to issue 10,000,000 shares of common stock from the effective increase in the number of our authorized but unissued shares generated by the reverse stock split.

Actions Authorized by a Voting Majority But Not Yet Effective

On September 22, 2008, we authorized by written consent of the Board of Directors the proposed reverse common stock split and authorized fractional shares to be rounded up;

This action shall be effective until at least 20 days after the distribution of this Information Statement, the filing with the State of Nevada Secretary of State’s office of the appropriate documents to effectuate these actions, and the delivery of timely notice to NASDAQ.

Interest of certain persons in or opposition to matters to be acted upon.
Pre-Split

The following tables set forth information as of September 22, 2008 regarding the pre-reverse-split beneficial ownership of our common and preferred stock, (a) each stockholder who is known by the Company to own beneficially in excess of 5% of our outstanding common stock; (b) each director known to hold common stock; (c) the Company's chief executive officer; and (d) the executive officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of common stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of stock. The percentage of beneficial ownership of common stock is based upon 49,763,919 shares of common stock outstanding as of September 22, 2008.

		NUMBER OF SHARES	PERCENT OF SHARES
NAME AND ADDRESS OF	TITLE	BENEFICIALLY	BENEFICIALLY
BENEFICIAL OWNER	OF CLASS	OWNED	OWNED

David LaDuke (1), CEO, 100% owner of Sputnik, Inc. 650 5th Street, Suite 303 San Francisco, CA 94107	Common	43,000,000	86.4%

Arthur F. Tyde 650 5th Street, Suite 303 San Francisco, CA 94107	Common	1,000,000	2.0%

All Directors and officers as a group	Common	44,000,000	88.4%

(1) David LaDuke, our president and director, is the president and director of Sputnik, Inc.

Post-Split

The following tables set forth information as of September 22, 2008 regarding the post-split beneficial ownership of our common and preferred stock, (a) each stockholder who is known by the Company to own beneficially in excess of 5% of our outstanding common stock; (b) each director known to hold common stock; (c) the Company's chief executive officer; and (d) the executive officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of common stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of stock. The percentage of beneficial ownership is based upon 995,278 shares of common stock projected to be outstanding after the Effective Date.

		NUMBER OF SHARES	PERCENT OF SHARES
NAME AND ADDRESS OF	TITLE	BENEFICIALLY	BENEFICIALLY
BENEFICIAL OWNER	OF CLASS	OWNED (2)	OWNED

David LaDuke (1), CEO, 100% owner of Sputnik, Inc. 650 5th Street, Suite 303 San Francisco, CA 94107	Common	860,000	86.4%

Arthur F. Tyde 650 5th Street, Suite 303 San Francisco, CA 94107	Common	20,000	2.0%

All Directors and officers as a group	Common	880,000	88.4%

(1) David LaDuke, our president and director, is the president and director of Sputnik, Inc.
(2) Excludes 10,000,000 shares to be issued to Sputnik, Inc. for its agreement to fund our expenses to keep us current with SEC reporting requirements. As owner of Sputnik, Inc., Mr. LaDuke will beneficially own 10,860,000 shares, or 98.5%, after this issuance.

Executive Compensation.

No director or officer of the Company has been compensated or has an agreement to receive compensation for director’s services rendered to the Company.

OTHER INFORMATION

The reverse stock split will be effected by NASDAQ and will be reported to our stock transfer agent. NASDAQ will increase the quote of our common stock by a factor of 50 on or after October 14, 2008, the Effective Date of the reverse-split.

Following the Effective Date, the share certificates representing the Old Shares will continue to be valid. In the future, new share certificates will be issued reflecting the effect of the reverse stock split, but this in no way will effect the validity of your current share certificates. The reverse split will occur on the Effective Date without any further action on the part of our shareholders. After the Effective Date, each share certificate representing Old Shares will be deemed to represent 1/50th share of our common stock. Certificates representing New Shares will be issued in due course as Old Share certificates are tendered for exchange or transfer to our transfer agent, Standard Registrar, Inc. We request that shareholders do not send in any of their stock certificates at this time.

As applicable, new share certificates evidencing New Shares that are issued in exchange for Old Shares representing restricted shares will contain the same restrictive legend as on the old certificates if the restriction period has not expired. Also, for purposes of determining the term of the restrictive period applicable to the New Shares, the time period during which a shareholder has held their existing pre-split shares will be included in the total holding period.

For more detailed information about the Company, including financial statements, you may refer to our recent Form 10-Q for the period ended June 30, 2008 filed with the Securities and Exchange Commission. This information may be found at the SEC’s EDGAR database at www.sec.gov. Our audited financial statements are contained in our Form 10-KSB for the year ended December 31, 2007, also available at www.sec.gov.

Upon written request, we will furnish without charge to record and beneficial holders of our common stock a copy of any and all of the documents referred to in this Information Statement. These documents will be provided by first class mail. Please make your request to the address or phone number below.

Only one information statement is being delivered to stockholders sharing an address unless contrary instructions have been received from one or more of those stockholders. We will promptly deliver separate copies to a household of any stockholder who did not receive an individual copy and who requests a copy.

Please submit your request to:

David LaDuke, President
SPUTNIK ENTERPRISES, INC.
650 5th Street, Suite 303
San Francisco, CA 94107
Telephone: 415-355-9500 Fax: 415-354-3342

By order of the Board of Directors,

/s/ David LaDuke
David LaDuke, President
September 22, 2008